Exhibit 10.1

March 23, 2005

Richard D. Spurr
[Address omitted]

Dear Rick:

      This letter is to confirm Zix Corporation’s (“ZixCorp’s”) offer to employ you as Chief Executive Officer, President and Chief Operating Officer, upon the terms described below.

      You will be compensated at the rate of $25,000 per month, payable semimonthly ($300,000 if annualized). You will be eligible to receive an annual bonus of up to $200,000 per year, based on a Board approved plan (which we expect to be approved at the next Board meeting). Your employment with ZixCorp is at-will, subject to the provisions of your employment agreement dated January 20, 2004, which provides for a severance payment to you of nine months base pay, subject to the terms and conditions stated therein.

      In addition to the above compensation, you will be granted non-qualified stock options to purchase 350,000 shares of ZixCorp’s common stock at an exercise price of the average of today’s opening and closing price of the common stock. These options will vest quarterly and pro-rata through the third year anniversary of the date of grant, assuming continued employment with the Company and subject to the terms and conditions of the applicable stock option plan and related stock option agreement.

      Please sign in the space provided below and return this letter to me on or before March 24, 2005. Please let me know if you need additional information or if I can answer any questions.

Sincerely,
/s/ John A. Ryan

John A. Ryan Chairman of the Board

Agreed to:

/s/ Richard D. Spurr

Richard D. Spurr

Date: 3-23-05